MANAGERS TRUST I

Amendment No. 20 to Agreement and Declaration of Trust

CERTIFICATE AND INSTRUMENT OF AMENDMENT

September 21, 2012

The undersigned, being at least a majority of the Trustees of Managers Trust I (the “Trust”), a business trust organized under the laws of The Commonwealth of Massachusetts, do hereby amend the Trust’s Agreement and Declaration of Trust dated December 18, 1991, as amended to date (the “Declaration of Trust”), as follows:

WHEREAS, the Trustees wish to rename Class A shares of each of Managers AMG FQ Global Alternatives Fund (the “FQ Global Alternatives Fund”), Managers AMG FQ U.S. Equity Fund (the “FQ U.S. Equity Fund”) and Managers AMG FQ Tax-Managed U.S. Equity Fund (the “FQ Tax-Managed U.S. Equity Fund”) as Investor Class shares;

WHEREAS, the Trustees wish to abolish the Class C shares of each of the FQ Global Alternatives Fund, the FQ U.S. Equity Fund and the FQ Tax-Managed U.S. Equity Fund and the establishment and designation of Class C shares as a class of the FQ Global Alternatives Fund, the FQ U.S. Equity Fund and the FQ Tax-Managed U.S. Equity Fund when there are no Class C shares of such Funds outstanding; and

WHEREAS, the Declaration of Trust provides that the Trustees shall have the authority to rename and abolish such share classes as described above.

NOW, THEREFORE, the Declaration of Trust is hereby amended, effective as of December 1, 2012, as follows:

Article III, Section 6 of the Declaration of Trust of the Trust is hereby amended by deleting the first sentence of such Section 6 and substituting therefore the following:

Without limiting the authority of the Trustees set forth in Section 5, inter alia, to establish and designate any further series or classes or to modify the rights and preferences of any series or class, each of the following series shall be, and is hereby, established and designated: (1) Managers AMG FQ Tax-Managed U.S. Equity Fund, which shall consist of two classes, Investor Class and Institutional Class; (2) Managers AMG FQ U.S. Equity Fund, which shall consist of two classes, Investor Class and Institutional Class; (3) Managers California Intermediate Tax-Free Fund; (4) Managers PIMCO Bond Fund; (5) Managers AMG FQ Global Essentials Fund, which shall consist of three classes, Investor Class, Service Class and Institutional Class; (6) Managers Micro-Cap Fund, which shall consist of three classes, Investor Class, Service Class and Institutional Class; (7) Managers Real Estate Securities Fund; (8) Managers Frontier Small Cap Growth Fund, which shall consist of three classes, Investor Class, Service Class and Institutional Class; (9) Managers AMG FQ Global Alternatives Fund, which shall consist of three classes,

Investor Class, Service Class and Institutional Class; and (10) Managers AMG TSCM Growth Equity Fund, which shall consist of three classes, Investor Class, Service Class and Institutional Class.

The foregoing amendment may be signed in counterparts with the same effect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first set forth above.

/s/ Jack W. Aber	/s/ Bruce B. Bingham
Jack W. Aber	Bruce B. Bingham

/s/ Christine C. Carsman	/s/ William E. Chapman, II
Christine C. Carsman	William E. Chapman, II

/s/ Edward J. Kaier	/s/ Steven J. Paggioli
Edward J. Kaier	Steven J. Paggioli

/s/ Eric Rakowski	/s/ Thomas R. Schneeweis
Eric Rakowski	Thomas R. Schneeweis